Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-117568 on Form S-8 of Rainier Pacific Financial Group, Inc. of our report dated January 21, 2011, with respect to the financial statements and supplemental schedule of the Rainier Pacific 401(k) Employee Stock Ownership Plan as of December 31, 2009 and 2008, and for the year ended December 31, 2009, included in this Annual Report on Form 11-K.

/s/Moss Adams LLP

Everett, Washington
January 21, 2011